UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2009

ASSOCIATED MATERIALS, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-24956	75-1872487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3773 State Road	44223
Cuyahoga Falls, Ohio (Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 929-1811

                                NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Proposed Offering Senior Secured Second Lien Notes due 2016

On October 26, 2009, Associated Materials, LLC (“Associated”) and its wholly owned subsidiary, Associated Materials Finance, Inc., announced a proposed offering of $200 million in aggregate principal amount of senior secured second lien notes due 2016 (the “Proposed Offering”). The notes are being offered to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act, in transactions exempt from registration under the Securities Act of 1933, as amended. A copy of the press release announcing the Proposed Offering is attached hereto as Exhibit 99.1 and is incorporated in this item 8.01 by reference as if fully set forth herein.

If the Proposed Offering is completed, Associated plans to use the net proceeds from the Proposed Offering to discharge and redeem its outstanding 9 3/4% senior subordinated notes due 2012 (the “9 3/4% notes”) and its outstanding 15% senior subordinated notes due 2015 (the “15% notes”), to pay related fees and expenses, including expenses of the Proposed Offering (including, without limitation, certain transaction advisory fees that will be payable to Associated’s financial sponsors if the Proposed Offering is successfully completed) and to repay amounts outstanding under its asset-based credit facilities (the “Credit Facilities”). In connection with a discharge and redemption of Associated’s outstanding 9 3/4% notes and 15% notes with proceeds from the Proposed Offering, Associated would expect to incur a non-cash charge of approximately $4.2 million in the fiscal quarter in which the Proposed Offering is completed, relating to the write-off of previously deferred and unamortized debt issuance costs.

Proposed Amendment to Credit Facilities

On October 23, 2009, Associated, along with certain affiliates, Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets), as agent, and certain lenders party to the Credit Facilities, entered into the second amendment to the Credit Facilities. This amendment will become effective upon the earlier of (i) written notice from Associated to the agent prior to January 29, 2010, and (ii) the first issuance of notes in the Proposed Offering. The amendment, if it becomes effective, will change the range of the applicable margin related to adjusted base rate loans from 0.75% to 1.75% to 1.25% to 2.25%, and change the range of the applicable margin related to LIBOR loans from 2.50% to 3.50% to 3.00% to 4.00%. The amendment would, upon effectiveness, also amend the covenant restricting additional indebtedness to allow up to $300,000,000 of additional indebtedness (and contingent guarantees), including the notes proposed to be sold in the Proposed Offering, subject to certain approval rights of the lenders regarding the terms of any such debt other than the notes. The amendment would require Associated to use the proceeds of such additional indebtedness to retire first, the 9 3/4% notes, second, the 15% notes, and third, the 11 1/4% senior discount notes due 2014 of AMH Holdings, LLC (“AMH”) and 20% senior notes due 2014 of AMH Holdings II, Inc. (“AMH II”). AMH and AMH II are Associated’s indirect parent companies. Upon effectiveness of the second amendment, the maturity date of the Credit Facilities would be amended to mean the earliest of (i) October 3, 2013, (ii) the date six months prior to the stated maturity date of Associated’s 9 3/4% notes, April 15, 2012, if such notes remain outstanding six months prior to the stated maturity date of those notes and (iii) the date three months prior to the stated maturity date of the notes offered in the Proposed Offering if such notes remain outstanding three months prior to the earliest stated maturity date (taking account of any such dates which may be contingent, conditional or alternative) of the notes.

The information contained in this Item 8.01 contains forward-looking statements. Readers are cautioned that there can be no assurance that the Proposed Offering will be successfully completed, or as to the terms on which the Proposed Offering may be completed. Further, there can be no assurance that the contemplated amendments to Associated’s Credit Facilities will take effect . This press release does not constitute an offer to sell or a solicitation of an offer to buy notes in the Proposed Offering. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC
(Registrant)

	By:	/S/ STEPHEN E. GRAHAM
Stephen E. Graham Vice President—Chief Financial Officer, Treasurer and Secretary
Date: October 26, 2009

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 26, 2009.